Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Wade Brantley wbrantley@dc-brands.com

DC Brands International, Inc. Announces that the $500,000 Production Costs to Launch the Nationwide Infomercial with Script to Screen have Been Paid in Full

DENVER, COLO. – June 7, 2011 - DC Brands International, Inc. a publicly traded company under the ticker symbol (OTC:DCBR - News), announced today  that it has paid Script to Screen of Santa Ana, CA, a company specializing in Direct Response Television (DRTV) production, consulting, and campaign management, the full $500,000 due for the production and national launch for its upcoming infomercial.

Richard Pearce, CEO and President said, “We are unbelievably excited today to be able to say, with the utmost confidence, that our recent efforts and meetings with potential investors are bearing fruit. Being able to make the full $500,000 payment, in advance, for the infomercial production assures that we stay on track to launch our infomercial. This is a huge positive step forward for us. ”

Pearce continued, “We believe that the funding we have detailed in today’s SEC filing, which allows us to make this payment to Script to Screen, is the needed catalyst to propel us forward in successfully executing our Script to Screen business model. The Script to Screen Team did not expect our upfront payment, and have told me that it almost never happens, but I like to believe that it is nothing more than an exclamation point on our focus and commitment to making this infomercial the huge success that we expect it to be.”

For more information on Script to Screen and  the companies it has successfully promoted through the infomercial format visit www.scripttoscreen.com

About DC Brands International:

DC Brands International, a publicly traded company under the ticker symbol (OTCBB: DCBR), presently specializes in the manufacturing of its functional beverages and health products. Established in 1998, DC Brands began producing a number of lines of energy drinks in 2005.  DC Brands then purchased the assets of H.A.R.D. Nutrition and began its quest to produce a new health line of products.  DC Brands has recently announced the release of its new H.A.R.D. Nutrition Functional Water Systems, which it expects will revolutionize the functional beverage category.

For more information on DC Brands International, visit its website at www.hardnutrition.com.

This release includes forward-looking statements on our current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements relating to the success of the production of an infomercial with Script to Screen .

 The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in our forward-looking statements include, among others, the ability of Script to Screen to produce an effective infomercial that will generate any increased sales, and the response of consumers to the infomercial and any of the expected increased sales through the internet, and other risk factors  affecting our business as described in our recent Registration Statement on Form S-1. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.